Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-92399, 333-102749 and 333-162845) on Form S-8 of Con-way Inc. of our report dated June 19, 2014, with respect to the statements of net assets available for benefits of the Con-way 401(k) Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013 and the related supplemental schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Con-way 401(k) Plan.

/s/ Kieckhafer Schiffer & Company LLP

Portland, Oregon
June 19, 2014